EXHIBIT 10.69


                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

      This Agreement is made this 13th day of March, 2001 by and between V-ONE Corporation, a Delaware Corporation with its principal place of business at 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874 (V-ONE) and NFR Security, Inc., ("NFR") a Delaware Corporation formerly known as Network Flight Recorder, Inc. with its principal place of business at 1395 Piccard Drive, Suite 230, Rockville, MD 20850

      WHEREAS, V-ONE is the holder of 500,000 shares of common stock of NFR ("NFR Common Stock"); and

      WHEREAS, V-ONE desires to sell its NFR Common Stock and NFR desires to purchase the same on the terms and conditions hereinafter set forth; and

      WHEREAS, NFR is undertaking a private placement of a series of preferred stock ("NFR Private Placement") and the closing of the Private Placement is to take place on or about March 16, 2001

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. To the extent that the gross proceeds of the NFR Private Placement available to NFR exceed the sum of Twenty Million Two Hundred Fifty Thousand Dollars ($20,250,000) (such amount exceeding $20,250,000 being hereinafter referred to as the "Excess Proceeds"), NFR, will use 94% of such Excess Proceeds to purchase from V-ONE the NFR Common Stock, up to a maximum of Five Hundred Thousand (500,000) shares. The purchase price per share for the NFR Common Stock shall be Three Dollars and twenty-five Cents ($3.25).

      2. Closing of the sale of the NFR Common Stock by V-ONE to NFR shall take place no later than the third business day following the date on which the proceeds of the NFR Private Placement become available to NFR (the "Closing Date"). Payment of the full sum due to V-ONE shall be made in current funds on the Closing Date. V-ONE shall deliver to NFR on the Closing Date the stock certificates duly endorsed for transfer evidencing the number of shares of NFR Common Stock purchased pursuant to this Agreement.

      3. Each party shall bear its own expenses arising out of the preparation and consummation of this Agreement.


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      4. V-ONE has all requisite right,  power and corporate  authority to enter into this Agreement, and to sell, transfer and deliver the NFR Common Stock to be sold hereunder, and this Agreement has been duly authorized, executed and delivered by V-ONE and constitutes the legal, valid and binding obligation of V-ONE enforceable in accordance with its terms.

      5. V-ONE now is and on the Closing Date shall be, the lawful owner of NFR Common Stock to be sold by V-ONE pursuant to this Agreement. On the Closing Date, V-ONE will have good and marketable title to the NFR Common Stock, free and clear of all liens, encumbrances, security interests or other restrictions. Upon proper delivery of, and payment for, the NFR Common Stock, NFR will acquire good and marketable title thereto to the NFR Common Stock, free and clear of all liens, encumbrances, security interests and other restrictions and defects whatsoever.

      6. V-ONE hereby acknowledges that it has been furnished with such documents, materials and information as V-ONE deems necessary or appropriate for evaluating a sale of the NFR Common Stock. V-ONE confirms that it has made such further investigation of NFR as was deemed appropriate to evaluate the merits and risks of such sale. V-ONE acknowledges that it has had an opportunity to ask questions of, and receive answers from, officers of NFR, concerning the sale of NFR Common Stock by V-ONE as well as the terms and conditions of the NFR Private Placement.

      7. NFR represents and warrants that it is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to enter into, and perform its obligations under, this Agreement.

      8. This is the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing executed by the parties. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Neither party may assign any right or obligation hereunder without the express written consent of the other party.


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      IN WITNESS  WHEREOF,  the parties have executed this  Agreement  making it effective as of the date first above written.

Witness                                   V-ONE Corporation

/s/ Lisa M. Randoll                       /s/ Margaret E. Grayson
------------------------------------      ------------------------------
                                          By Margaret E. Grayson,
                                          Chief Executive Officer

Witness                                   NFR Security, Inc.


/s/ Robert A. Aldrich                     /s/ John J. Reiss
------------------------------------      ------------------------------
                                          By John J. Reiss
                                          Chief Executive Officer

















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